AMENDMENT #2 TO FIRST AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment #2 to the First Amended and Restated Executive Employment Agreement is made and effective this 28th day of February, 2014, by and between Dunkin’ Brands Group, Inc. (“Holdings”), Dunkin’ Brands, Inc. (the “Company”) and Nigel Travis (the “Executive”).
WHEREAS, on May 3, 2011, the Company and Holdings entered into the First Amended and Restated Executive Employment Agreement (the “Agreement”) with Executive regarding the terms and conditions of his employment with the Company and Holdings;
WHEREAS, on November 30, 2012, the Company and Holdings entered into Amendment #1 to the Agreement, which amended certain terms of the Agreement; and
WHEREAS, the parties have agreed to further amend the Agreement as described below.
NOW, THEREFORE in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

A.	The above recitals are true and correct and, with all the instruments referenced therein, are incorporated herein by reference; and

B.	The parties agree to further amend the Agreement as follows:
1.Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:
“2.    Term. Subject to earlier termination as hereinafter provided, the Executive’s employment commenced on or about January 6, 2009 (the ‘Start Date’), has continued through February 28, 2014, and shall continue through December 31, 2018. The term of this Agreement is hereinafter referred to as ‘the term of this Agreement’ or ‘the term hereof.’ The parties agree that they will meet to discuss the possibility of an extension to the term of this Agreement within six months following January 1, 2018, it being understood that any such extension must be mutually agreed to in writing by the Executive, and the Company and Holdings.”

2.Sections 4(a) and (b) of the Agreement is hereby deleted in their entirety and replaced with the following:
“(a)    Base Salary. Effective March 10, 2014 and continuing during the remaining term hereof, the Company shall pay the Executive a base salary at the rate of One Million Dollars ($1,000,000) per annum, payable in accordance with the Company’s payroll practices for its executives and subject to increase (but not to decrease) from time to time by the Board or the Compensation Committee of the Board (the “Committee”), in either case, in its sole discretion. Such base salary, as from time to time increased, is hereinafter referred to as the ‘Base Salary’.
(b)    Incentive and Bonus Compensation. During the term hereof, the Executive shall be entitled to receive an annual bonus based on the achievement of pre-established performance objective(s) set by the Board or the Committee for such year, as determined by the Committee. For fiscal years beginning on or after December 28, 2013, if the Company’s performance measured against the relevant performance objective or objectives is achieved at the target level, the Executive will receive a bonus of One Hundred Ten Percent (110%) of Base Salary and shall be eligible to receive a maximum bonus on such terms as are approved by the Board or the Committee and are consistent with the same determination (including with respect to any slope approved by the Board or the Committee determining the funding of annual bonuses for Company executives based on the Company’s performance and any respective threshold and maximum funding levels thereunder) for the majority of other senior executives of the Company. For fiscal years beginning on or after December 28, 2013, if the Company’s performance measured against the relevant performance objective or objectives exceeds the target level, the Executive will receive a bonus in excess of One Hundred Ten Percent (110%) of Base Salary, which will be calculated in a manner consistent with how the annual bonus will be calculated for the majority of other senior executives of the Company for such fiscal year. By way of example only and for purposes of clarity, if the Company’s performance measured against the relevant performance objective or objectives exceeds the target level in a given year thereby entitling the majority of senior executives to receive a bonus of One Hundred Twenty Percent (120%) of their respective target bonus amounts, the Executive will be entitled to a bonus in the amount of One Hundred Twenty

Percent (120%) multiplied by One Hundred and Ten Percent (110%) of Base Salary. If the Company’s performance measured against the relevant performance objective or objectives is achieved at a level below the target level, the Board or the Committee shall determine what bonus, if any, the Executive shall receive, said determination to be made in its sole discretion and in a manner consistent with the same determination (including with respect to any slope approved by the Board or the Committee determining the funding of annual bonuses for Company executives based on the Company’s performance and any respective threshold and maximum funding levels thereunder) for the majority of other senior executives of the Company. For purposes of this section, the fiscal year shall mean the current fiscal year, even if the Company changes its fiscal year during the term hereof. Any bonus due hereunder shall be payable not later than two and one half months following the end of the fiscal year for which the bonus was earned. If the Executive retires on December 31, 2018 which is considered the end of the five year contract, he will be eligible for payment of his 2018 annual bonus, despite not being employed on the date when such bonus is paid in March 2019. ”
3.The following new sentence is hereby added to the end of Section 4(c) of the Agreement:
“Without limiting the generality of the foregoing, the Company shall also pay or reimburse the Executive for first class airline tickets in connection with the Executive’s travel relating to Company business.”
4.Section 4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(d)    Vacations. During the term hereof, the Executive shall be entitled to five (5) weeks vacation per year, in addition to standard Company holidays, said vacation to be taken at such times and intervals as shall be determined by the Executive.”
5.The following new Section 4(g) is hereby added to the Agreement:
“(g)    Certain Provisions Applicable to Stock Options. On or after February 28, 2014, all stock options granted to the Executive during the term hereof shall be subject to the following post-termination exercisability terms (it being understood that the post-termination exercisability provisions related to any termination of employment not described in subsection (i) below shall be determined in accordance with the equity plan of the Company under which such stock options were granted):
(i) To the extent vested immediately prior to (w) the Executive’s voluntary resignation (other than a voluntary resignation that occurs in circumstances that in the determination of the Board or the Committee would have entitled the Company and its subsidiaries to terminate the Executive’s employment for Cause), whether or not for Good Reason, on or after December 31, 2018, (x) the Company’s termination of the Executive’s employment other than for Cause and other than for Performance-Based Cause, (y) the termination of the Executive’s employment due to the Executive’s death or by the Company due to the Executive’s disability (as determined under Section 5(b)) or (z) the termination of the Executive’s employment by the Executive for Good Reason, subject to the Executive’s compliance with the restrictive covenants set forth herein, such vested stock options shall remain exercisable for a period of two years following the date of such termination of employment and, except to the extent previously and permissibly exercised, will thereupon immediately terminate and be forfeited; provided that in no case shall the foregoing extend the exercise period of such stock options beyond the date the stock options would otherwise expire by their terms.
(ii) If (A) in connection with a Change in Control (as defined in the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan, as amended from time to time, or such other equity plan maintained by the Company under which such stock options were granted) such stock options, to the extent outstanding immediately prior to such Change in Control, are assumed or continued, or new awards are substituted for such stock options by the acquirer or survivor (or an affiliate of the acquirer or survivor) in accordance with the applicable provisions of the equity plan under which the stock options were granted, and (B) at any time within the 18-month period following the Change in Control, the Executive’s employment is terminated by the Company (or its successor) without Cause or the Executive terminates his employment for Good Reason, the stock options (or the awards substituted for the stock options), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination.

If, in connection with a Change in Control, such stock options are not assumed or continued, and new awards are not substituted for such stock options by the acquirer or survivor (or an affiliate of the acquirer or survivor) in accordance with the provisions of the equity plan under which such stock options were granted, such stock options, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.”
6.Section 5(b)(i) of the Agreement is hereby amended by deleting the words “ninety (90)” in the first sentence thereof and replacing them with the words “one hundred eighty (180)”.
All other terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment to the Agreement, in the case of the Company and Holdings by their duly authorized officer, as of the day and year first above written.

EXECUTIVE	DUNKIN' BRANDS GROUP, INC.

/s/ Nigel Travis	By:	/s/ Richard Emmett
Nigel Travis		Name: Richard Emmett
Title: Chief Legal and Human Resources Officer

DUNKIN' BRANDS, INC.

	By:	/s/ Richard Emmett
Name: Richard Emmett
Title: Chief Legal and Human Resources Officer